Exhibit 21

LIST OF HECLA MINING COMPANY SUBSIDIARIES

List of Subsidiaries

2140238 Ontario Limited, an Ontario Canadian corporation

Hecla Admiralty Company, a Delaware corporation

Hecla Canada Ltd., a Federal Canadian corporation

Rio Grande Silver, Inc., a Delaware corporation

Hecla Limited, a Delaware corporation

Hecla Merger Company, a Delaware corporation

Hecla Silver Valley, Inc., a Delaware corporation

Hecla Greens Creek Mining Company, a Delaware corporation

Hecla Juneau Mining Company, a Delaware corporation